EXHIBIT 4.4

(Face of Note)

ALBEMARLE CORPORATION

Guaranteed by

ALBEMARLE HOLDINGS CORPORATION
ALBEMARLE HOLDINGS II CORPORATION

5.450% Senior Notes Due 2044

CUSIP:  012725 AD9
ISIN:  US012725AD95

No. 001	$350,000,000

ALBEMARLE CORPORATION

ALBEMARLE CORPORATION, a Virginia corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or registered assigns, the principal sum of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) on December 1, 2044.

Interest Payment Dates: December 1 and June 1
Record Dates: November 15 and May 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:  November 24, 2014

ALBEMARLE CORPORATION

By:
Name
Title

Attest: ________________________

[Signature Page to 2044 Global Note]

Albemarle Holdings Corporation, a Delaware corporation, and Albemarle Holdings II Corporation, a Delaware corporation (the “Guarantors”), which term includes any successor Person under the Indenture dated as of January 20, 2005 (the “Base Indenture”), between Albemarle Corporation, as issuer (the “Company”), and U.S. Bank National Association, as successor to the Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated as of November 24, 2014 (the “Supplemental Indenture”, the Base Indenture, as so supplemented, the “Indenture”), among the Company, the Guarantors and the Trustee, unconditionally guarantee, to the extent set forth in the Indenture and subject to the provisions of the Indenture, the due and punctual payment of the principal of, any premium and interest on the Notes, when and as the same shall become due and payable, whether at maturity, redemption, repayment or otherwise, all in accordance with the terms set forth in Article 3 of the Supplemental Indenture.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to these Guarantees and in the Indenture are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantees and all of the other provisions of the Indenture to which these Guarantees relate.

IN WITNESS WHEREOF, each of the Guarantors has caused this Note to be duly executed.

Dated:  November 24, 2014

ALBEMARLE HOLDINGS CORPORATION ALBEMARLE HOLDINGS II CORPORATION

By:
Name
Title

Attest: ___________________________

TRUSTEE’S CERTIFICATE OF AUTHORIZATION

Dated:  November 24, 2014

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Authorized Officer

(BACK OF NOTE)

5.450% Senior Notes Due 2044

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAYBE REQUIRED PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

Capitalized terms used herein shall have the meanings assigned to them in the Base Indenture or Supplemental Indenture, as applicable, referred to below unless otherwise indicated.  The securities represented by this Note and any additional Securities of the same series issued under the Indenture are collectively referred to as “the Notes.”

1.           Interest.  Albemarle Corporation, a Virginia corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.450% per annum from the date hereof until maturity.  The Company shall pay interest in arrears semiannually on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance through but excluding the date on which interest is paid.  The first Interest Payment Date shall be June 1, 2015.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.           Method of Payment.  The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on May 15 or November 15 (each a “Regular Record Date”) immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.07 of the Base Indenture with respect to Defaulted Interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose in the borough of Manhattan, the City of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the Interest Payment Date to the extent that the principal amount of the Notes held by such Holders is $1,000,000 or more. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture (as defined below), shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.           Indenture.  The Company issued the Notes under an Indenture dated as of January 20, 2005 (the “Base Indenture”), between the Company and the Trustee, as supplemented by a third supplemental indenture, dated as of November 24, 2014 (the “Supplemental Indenture”, the Base Indenture as so supplemented, the “Indenture”), among the Company, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  This Note is subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  This Note is an obligation of the Company, which series is initially limited to $350,000,000 in aggregate principal amount. The Indenture pursuant to which this Note is issued provides that an unlimited amount of additional Notes may be issued thereunder.

5.           Optional Redemption.  At any time prior to June 1, 2044 (six months prior to the maturity date, the “Par Call Date”), the Company may redeem the Notes in whole or in part, at its option, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) from the Redemption Date through the Par Call Date (assuming the Notes matured on the Par Call Date), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points.

At any time on or after the Par Call Date, the Notes shall be redeemable as a whole or in part, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

The Company will pay accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States and such dealer’s affiliates.

“Reference Treasury Dealer” means each of (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or their respective affiliates which are Primary Treasury Dealers, and their respective successors and (2) two other Primary Treasury Dealers appointed by the Company; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Notice of redemption shall be sent at least 30 but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address.  If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes to be redeemed on a pro rata basis, by lot, or by any other method the Trustee deems fair and appropriate. The notice of redemption for the Notes shall state, among other things, the amount of the Notes to be redeemed, the Redemption Date, the manner in which the Redemption Price shall be calculated and the place or places that payment shall be made upon presentation and surrender of the Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

The Company shall pay interest to a person other than the Holder on the Regular Record Date if the Company elects to redeem the Notes on a date that is after the Regular Record Date but on or prior to the corresponding Interest Payment Date. In this instance, the Company shall pay accrued interest on the Notes being redeemed to, but not including, the Redemption Date to the same person to whom the Company shall pay the principal of those Notes.

6.           Special Mandatory Redemption

In the event that the agreement and plan of merger, dated as of July 15, 2014 (the “Merger Agreement”) by and among the Company, Albemarle Holdings Corporation and Rockwood Holdings, Inc. is terminated at any time prior to August 15, 2015 or the Company does not consummate the merger contemplated by the Merger Agreement (the “Merger”) on or prior thereto, then the Company shall be required to redeem the Notes on the Special Mandatory Redemption Date (as defined below) at a Redemption Price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, whichever is later, to but excluding the Special Mandatory Redemption Date.  The “Special Mandatory Redemption Date” means the earlier to occur of (1) September 15, 2015, if the Merger has not been completed on or prior to August 15, 2015, or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Merger Agreement for any reason.

The Company shall cause the notice of special mandatory redemption to be delivered electronically or mailed, with a copy to the Trustee, within five Business Days after the occurrence of the event triggering the redemption to each Holder of the Notes at its registered address.  If funds sufficient to pay the special mandatory redemption price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent, on or before such Special Mandatory Redemption Date, as of such Special Mandatory Redemption Date, interest shall cease to accrue on the Notes.

7.           Change of Control.  Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in accordance with Section 5 above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”).

Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the option of the Company, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of Notes to their addresses as set forth in the Security Register, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Change of Control Offer Notice shall state that Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

The Change of Control Offer Notice shall state that the Paying Agent shall promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $2,000 or any greater amount in multiples of $1,000.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with the terms of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the terms of the Notes by virtue of any such conflict.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment on the Change of Control Payment Date.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(b)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Voting Stock of the Company representing a majority of the voting power of the outstanding Voting Stock of the Company;

(c)  the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(d)  the adoption by the stockholders of the Company of a plan relating to its liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) shall not be deemed to involve a Change of Control under clause (b) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (i) the rating of the Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided that the Company shall give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

8.           No Sinking Fund.  The Company shall not be required to make sinking fund payments with respect to the Notes.

9.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing.

10.           Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11.           Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification or waiver of the rights and obligations of the Company and the rights of the Holders of the Notes and each other series of Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of more than 50% in aggregate principal amount of the Notes and other Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of more than 50% in aggregate principal amount of the Notes and each other series of Securities at the time Outstanding, on behalf of the Holders of all outstanding Notes and each other series of Securities at the time Outstanding, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults (other than with respect to nonpayment or in respect of a provision that cannot be waived without the written consent of each Holder affected) under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

12.           No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Company or the Guarantors, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

13.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee.

14.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

16.           Guarantees.  The Company’s obligations under the Notes are fully and unconditionally guaranteed by the Guarantors as set forth in the Indenture.

17.           Ranking.  The Notes and the Guarantees of the Guarantors shall be unsecured and unsubordinated obligations of the Company and the Guarantors, respectively, and shall rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of the Company and the Guarantors, respectively.

18.           Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness with respect to the Notes and (b) certain restrictive covenants (and related Events of Default) with respect to the Notes, in each case upon compliance by the Company with certain conditions set forth in the Indenture.

19.           Satisfaction and Discharge.  The Indenture contains provisions for satisfaction and discharge of the Notes at any time upon compliance by the Company with certain conditions set forth in the Indenture.

20.           Governing Law.  The Notes are governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Albemarle Corporation
451 Florida Street
Baton Rouge, LA 70801
Facsimile:  225 388-7716
Attention:  General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint ___________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ______________________
Your Signature: ______________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is $350,000,000.  The following increases or decreases in this Note have been made:

Date of Redemption or Repurchase	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal amount of this Note following such decrease or increase	Notation Made by or on Behalf of Trustee